Room 4561
      August 23, 2005

Mr. Roy E. Crippen III
Chief Executive Officer and Chairman of the Board
Digital Fusion, Inc.
4940-A Corporate Drive
Huntsville, AL 35805

      Re:	Digital Fusion, Inc.
      Form 10-KSB for Fiscal Year Ended December 31, 2004
		Form 10-QSB for Fiscal Quarter Ended March 31, 2005
      File No. 0-24073

Dear Mr. Crippen,

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Very truly yours,


								Brad Skinner
								Accounting Branch Chief

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Global Payment Technologies, Inc.
May 2, 2005
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